UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 21, 2008

SCM Microsystems, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-29440	77-0444317
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Oskar-Messter-Str. 13, Ismaning, Germany,		85737
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	+49 89 95 95 5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 21, 2008, SCM Microsystems GmbH ("SCM GmbH"), a wholly-owned subsidiary of SCM Microsystems, Inc. ("SCM", and, together with SCM GmbH and its other subsidiaries, the "Company"), entered into an employment agreement with Sour Chhor. Under the terms of the employment agreement, Mr. Chhor will join the Company and be appointed as Executive Vice President, Worldwide Business Development and Strategy, effective as of February 1, 2008. The term of his employment and appointment is indefinite. During the first six months of his employment, Mr. Chhor’s employment may be terminated by either Mr. Chhor or the Company with one month’s notice effective to the end of a month. Thereafter, either party may terminate Mr. Chhor’s employment with three months’ notice effective to the end of a month. Mr. Chhor will be based at the Company’s headquarters in Ismaning, Germany, and will report to Felix Marx, Chief Executive Officer of the Company.

Mr. Chhor, 43, joins SCM from NXP Semiconductors ("NXP") – a specialty semiconductor provider for the mobile communications, consumer electronics, security, contactless payment and entertainment industries – where he served most recently as a Senior Director, Global Key Accounts from 2006 to the present and was among NXP’s Top 150 Leaders. From 2001 to 2006, Mr. Chhor was General Manager of NXP’s Contactless & Embedded Security Division, headed NXP’s smart card and reader businesses and launched NXP’s Near Field Communication cooperation with Sony. Prior to NXP, from 1998 to 2001 Mr. Chhor held a variety of management positions with Philips Semiconductors and Philips Consumer Electronics. His professional experience also includes marketing, sales, and research and development positions in the consumer electronics, telecom and broadband Internet industries. He holds a bachelor’s degree in electronics engineering from the University of Technology in Cachan, France and an MBA from HEC School of Management in Paris, France.

Mr. Chhor’s base salary will be EUR 180,000 per year and he will be eligible to receive target-orientated, variable quarterly and annual bonuses under the Company's 2008 Executive Bonus Plan ("the 2008 Plan") up to an aggregate annual amount equal to 80% of his annual base salary, or EUR 144,000 per year. The targets that are the basis for any payments to Mr. Chhor under the 2008 Plan are as yet to be determined by SCM’s Compensation Committee of the Board of Directors, but generally will be based on corporate financial targets set by the Compensation Committee.

Subject to approval by the Board of Directors of SCM, Mr. Chhor will be eligible to receive an option grant to purchase up to 40,000 shares of SCM common stock under SCM’s 2007 Stock Option Plan. The exercise price of the shares subject to the option will be equal to the closing price of SCM’s common stock, as quoted by the NASDAQ Stock Market, on the date the grant of option is approved by the Board of Directors of SCM.

In addition, Mr. Chhor will be provided with the use of a company car or car allowance equal to EUR 900 per month.

Under the terms of a Side Letter to Mr. Chhor’s Employment Contract dated January 23, 2008, for the first six months of his employment with SCM, the Company will reimburse Mr. Chhor for the cost of an apartment near SCM’s headquarters in Germany, and will pay for weekly flights for Mr. Chhor between Germany and Mr. Chhor’s current home in France. The Company will further reimburse Mr. Chhor for the cost of relocating from France to Germany, if Mr. Chhor chooses to relocate, up to a total cost of EUR 10,000, including VAT, and will reimburse Mr. Chhor for any housing brokerage fee incurred. Furthermore, the payment to Mr. Chhor of a bonus for the first quarter of 2008 is guaranteed at an amount equal to EUR 12,000, which represents 100% of his potential award for the period.

Item 9.01 Financial Statements and Exhibits.

A copy of the Employment Agreement between Sour Chhor and SCM GmbH dated January 21, 2008 is attached as Exhibit 10.1 hereto, which is incorporated herein by reference.

A copy of the Side Letter to the Employment Agreement between Sour Chhor and SCM GmbH dated January 23, 2008 is attached as Exhibit 10.2 hereto, which is incorporated herein by reference.

A copy of the press release containing the announcement of Mr. Chhor’s appointment as Executive Vice President, Worldwide Business Development and Strategy of the Company is attached as Exhibit 99.1 hereto.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCM Microsystems, Inc.

January 24, 2008	By:	/s/ Stephan Rohaly

Name: Stephan Rohaly
Title: Chief Financial Officer and Secretary

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement between Sour Chhor and SCM Microsystems GmbH dated January 21, 2008.
10.2	Side Letter to Employment Agreement between Sour Chhor and SCM Microsystems GmbH dated January 23, 2008.
99.1	Press release dated January 24, 2008 announcing the appointment of Sour Chhor as Executive Vice President, Worldwide Business Development and Strategy of SCM Microsystems, Inc.